AuguStar® Variable Insurance Products Fund, Inc.

Section 906 Certifications

Thomas G. Mooney and Matthew J. Donlan, respectively, the Principal Executive Officer and Principal Financial Officer of AuguStar® Variable Insurance Products Fund, Inc. (the “Registrant”), each certify to the best of his knowledge and belief that:

1.The Registrant’s report on Form N-CSR for December 31, 2025 fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended; and

2.The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

March 6, 2026	March 6, 2026
Date	Date
/s/ Thomas G. Mooney	/s/ Matthew J. Donlan
Thomas G. Mooney	Matthew J. Donlan
President (Principal Executive Officer)	Treasurer (Principal Financial Officer)